Exhibit 99

FOR IMMEDIATE RELEASE DATE: June 28, 2006
CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

EDWARD D. CAMERON RESUMES CFO RESPONSIBILITIES

AT HERITAGE FINANCIAL CORPORATION

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA)-Olympia, WA, June 28, 2006—Heritage Financial Corporation Chairman and Chief Executive Officer Donald V. Rhodes today announced the resignation of Paul K. Huntsman as Senior Vice President and Chief Financial Officer effective June 27, 2006. Mr. Huntsman had been with the company since March 23, 2006.

Edward D. Cameron, the current Senior Vice President and Corporate Secretary of both the company and its Heritage Bank and Central Valley Bank subsidiaries has resumed the Chief Financial Officer responsibilities which he held from August, 1999 until May 1, 2006.

Mr. Rhodes stated “Mr. Cameron has been an important part of senior management since 1999. He has agreed to delay his recently announced retirement indefinitely. We are pleased he is available to provide financial leadership until such time as a long term replacement is in place.”

Heritage Financial Corporation is an $800 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and South King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWa.com. Additional information about Heritage Financial Corporation is available on its Internet website www.HF-WA.com.